Exhibit 4.06.1

LEHMAN BROTHERS

Termination Agreement

Date:	5 June, 2003

To:	CSK Auto, Inc. 645 East Missouri Ave. Suite 400 Phoenix, AZ 85012

Attention:	Don Watson Facsimile: 602-234-1065 Telephone: 602-631-7224

From:	Lehman Brothers Special Financing Inc. Cathy King — Transaction Management Group Facsimile: 201-524-2080 (United States of America) Telephone 201-526-7875

Effort ID:	Termination 320435

Global ID:	222218

Dear Sir or Madam:

Reference is made to the transaction (the “Transaction”) entered into between Lehman Brothers Special Financing Inc. (“Party A”) and CSK Auto, Inc. (“Party B”) on 07 February, 2002, further details of which are specified below. This communication (the “Termination Agreement”) confirms Party A’s and Party B’s agreement to terminate the Transaction and all rights, obligations and liabilities of Party A and Party B thereunder (except in respect of any payment or delivery due on or before 05 June, 2003 (the “Termination Effective Date”) under the Transaction which remain unsatisfied as of the Termination Effective Date for the consideration specified below.

This Termination Agreement incorporates by reference the confirmation of the Transaction (the “Confirmation”). Capitalized terms not defined herein have the meanings specified in the Confirmation.

In the event of any inconsistency between the provisions of this Termination Agreement and the Confirmation, this Termination Agreement will prevail.

The terms of the original Transaction to which this Termination Agreement relates are as follows:

Reference Number:	215568

Trade Date:	07 February, 2002

Notional Amount:	USD 100,000,000.00

Termination Date:	15 June, 2006, subject to adjustment in accordance with the Modified Following Business Day Convention.

In consideration of the termination of the Transaction, on 05 June, 2003, Party A shall pay to Party B the sum of USD 9,700,000.00.

LEHMAN BROTHERS SPECIAL FINANCING INC.

LEHMAN BROTHERS INC.
745 SEVENTH AVENUE, NEW YORK, NY 10019

This Termination Agreement constitutes the entire agreement and understanding of the parties with respect to the termination of the Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to the termination of the Transaction by signing in the space provided below and sending a copy of the executed Termination Agreement to us at facsimile number 201-395-4655 (United States of America), Attention: Documentation.

Yours sincerely, Lehman Brothers Special Financing Inc. By: /s/ Diana Nottingham Name: Diana Nottingham Title: Vice President	Accepted and agreed to: CSK Auto, Inc. By: /s/ Don W. Watson Name: Don W. Watson Title: Chief Financial Officer & Treasurer

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